Exhibit 99.1

Rackspace Completes Previously Announced Transaction with Affiliates of Funds Affiliated with Apollo Global Management to Become a Private Company

SAN ANTONIO, TX – 11/03/16 —Rackspace® (NYSE: RAX), the #1 managed cloud company, and affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO) today announced the successful completion of the previously announced transaction in which Rackspace was acquired by affiliates of funds managed by affiliates of Apollo for $32.00 per share in cash. In connection with the transaction, funds managed by Searchlight Capital Partners, L.P. also made a strategic equity investment in the acquired company.

As a result of the transaction, Rackspace has become a private company. Its common stock will no longer be listed for trading on the New York Stock Exchange, effective immediately.

“We are excited to begin this new chapter for Rackspace as a private company,” said Taylor Rhodes, president and CEO of Rackspace. “I would like to thank our Rackers around the world who, throughout this process, have remained focused on serving our customers. Every day they deliver expertise and Fanatical Support for the world’s leading clouds. We look forward to working with Apollo as we manage Rackspace for long-term growth and expand our early leadership of the managed cloud market. We believe that the best years for Rackspace are yet to come.”

“We are pleased for our managed funds to invest in Rackspace and are excited to be associated with the company and its world class employees, who go to enormous lengths to offer industry-leading expertise and service,” said David Sambur, Partner at Apollo. “We look forward to working together with the Rackspace management team and its employees as well as with Searchlight to help advance Rackspace’s strategy and continue the company’s strong heritage of innovation and customer satisfaction.”

Citigroup, Deutsche Bank, Barclays and RBC Capital Markets, LLC acted as financial advisors to Apollo and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Apollo.

Goldman, Sachs & Co. acted as financial advisor to Rackspace and Wilson Sonsini Goodrich & Rosati, Professional Corporation acted as its legal advisor. Morgan Stanley also provided services in connection with the transaction.

About Rackspace

Founded in 1998 in San Antonio, Rackspace is the only company that provides businesses with expertise and exceptional customer service for the world’s leading cloud platforms, including AWS, Microsoft, and OpenStack (the open-source cloud platform that Rackspace co-founded in 2010, along with NASA). Rackspace has been publicly traded on the New York Stock Exchange since 2008. It serves business customers in more than 120 countries, from offices and data centers on four continents. Its customers include a majority of the enterprises on the Fortune 100 list. Rackspace has been recognized as one of the best places to work by Fortune magazine, Glassdoor, and other organizations in Europe and Australia. Rackspace has posted consistent growth in revenue and profit through its history. It reported 2015 revenue of $2.0 billion.

About Apollo

Apollo (NYSE:APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $189 billion as of September 30, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Searchlight Capital Partners, L.P.

Searchlight is a global private investment firm with offices in New York, London and Toronto. Searchlight seeks to invest in businesses where its long term capital and strategic support accelerate value creation for all stakeholders. For more information, please visit www.searchlightcap.com.

CONTACT INFORMATION

For Rackspace

Investor Relations:

Winston Len

VP, Finance and Investor Relations

210-312-2112

winston.len@rackspace.com

Media Relations:

Brandon Brunson

PR Manager

210-312-1357

brandon.brunson@rackspace.com

For investor inquiries regarding Apollo Global Management, please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

212-822-0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

Apollo Global Management, LLC

212-822-0540

ngunn@apollolp.com

For media inquiries regarding Apollo Global Management, please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

212-843-8590

czehren@rubenstein.com